EXHIBIT 10.5


                    SEPARATION AGREEMENT AND GENERAL RELEASE



     This SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement") is entered into This 1St Day of September, 1999 ("Execution Date") by and between ACCUIMAGE DIAGNOSTICS CORP, a Nevada corporation, with principal offices located at 400 Oyster Point Blvd., Suite 114, South San Francisco, California 94080 ("Company") and Allen B. Poirson, Ph.D., an Individual Residing At 2 Guerrero St., Apt. 302, San Francisco, CA 94103 ("Poirson").

                                    RECITALS

     A. Company has employed Poirson since June 15, 1998, as its President and CEO. Additionally, Poirson was a Director of the Company for the same period; and

     B. Certain issues have been raised regarding the terms and conditions of Poirson's employment, which the parties now wish resolve without dispute and pursuant to the following terms and conditions.

     NOW, THEREFORE, in consideration of the mutual promises and undertakings in this Agreement, it is mutually agreed as follows:

                                   AGREEMENTS

     1. TERMINATION OF EMPLOYMENT. Poirson has submitted his resignation, and Company has accepted Poirson's resignation, effective on August 23, 1999 (the "Termination Date"). As of that date, Poirson's employment and all positions and assignments to and/or with the Company as well as all duties, responsibilities and authorities with the Company terminated.

     2. PAYMENT. Effective upon the Termination Date but subject to the provisions of this Agreement, the parties agree as follows:

          a) SEPARATION PAYMENT. Company agrees to pay Poirson a separation payment consisting in the aggregate of the equivalent of two (2) months of his current base salary (deemed to be the gross amount of Twenty-Three Thousand Three Hundred Thirty-three Dollars and Thirty-three Cents ($23,333.33)) ("Separation Payment"), payable by Company check on the Execution Date. Poirson agrees to take all diligent and reasonable efforts to secure alternate employment during this two month period from August 24, 1999 to October 23, 1999. In the event Poirson has not secured alternate employment as of October 23, 1999, Company agrees to pay Poirson for an additional four months, at the rate of Five Thousand Eight Hundred Thirty-three Dollars and Thirty-three Cents ($5,833.33) per month (representing 50% of his current annual rate or any pro-rata portion thereof), payable pursuant to the Company's regularly scheduled payroll periods and practices ("Additional Separation Payments"), provided that any portion of such Additional Severance Payments will cease on the earlier of February 23, 2000 or the date on which Poirson secures alternate employment. All Additional Separation Payments shall be made by Company check, mailed to the address listed for Poirson above.

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          b)   STOCK OPTIONS. Effective as of the Termination Date, Company
grants to Poirson a bonus of 50,000 fully vested options exercisable to purchase the Company's Common Stock at $0.47 per share in recognition of his services. This grant is in addition to the 100,000 vested stock options previously granted on his employment also exercisable at $0.47 per share, plus the 25,000 options which are vesting in September, 1999 pursuant to his Employment Agreement. The exercise period regarding all 175,000 stock options shall be extended to three years following the Termination Date stated above. Poirson acknowledges that if he exercises any previously granted incentive stock options more that three months after the Termination Date, the favorable tax treatment afforded to holders of incentive stock options will not be available to him.

          c) DEFERRED COMPENSATION. Company acknowledges that Poirson previously has deferred Fifty-Five Thousand Three Hundred Eighty-two Dollars and Eighty-eight Cents ($55,382.88) of his compensation during his employment with the Company and agrees to pay Poirson this amount, plus 5% interest accruing from January 1, 1999 (which totals One Thousand Eight Hundred Fifty-five Dollars and Thirty-two Cents ($1,855.32)), payable by Company check on the Execution Date.


          d) COMPANY AUTOMOBILE. Poirson will promptly transfer the title and lease on the 1997 BMW 328ic over to Company's name, and Company agrees to pay all fees incurred in connection with the transfer. Poirson will return the car to the Company no later than the close of business on October 23, 1999, and Company agrees to pay all fees, including lease fees and insurance fees, during this period.

          e) HEALTH BENEFITS. Company is not subject to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"). Company will offer the coverage and pay the premiums necessary to enable the Poirson to maintain his health coverage as currently provided under the Company's group health plan from August 24, 1999 through the earlier of February 23, 2000 or whenever Poirson is eligible to obtain comparable coverage at comparable cost through a subsequent employer.

          f) FINAL EXPENSES. Company agrees to reimburse Poirson for his final business expenses, which total One Thousand Seven Hundred Twenty Dollars and Sixty-six Cents ($1,720.66), upon submission of appropriate documentation. This payment is payable by Company check on the Execution Date. g) Poirson specifically acknowledges that, as of the Termination Date, and except as otherwise provided in this Agreement, he has received all salary, bonus, vacation, commissions, compensation time and other payments to which he is or may be entitled pursuant to law, any prior agreement, or any of the Company's policies or programs, and that he accrues no other benefits, including health insurance, or entitlements on or after the Termination Date, except as otherwise provided in this Agreement.

     3. COMPANY PROPERTY. Poirson represents that he has returned all items of Company property he had or over which he had control, including, but not limited to, any equipment belonging to the Company; all code and computer programs and information of whatever nature; and any other materials, documents or information, including, but not limited to, confidential information in his possession or control that the Company owns all or some interest in and that he will retain no copies thereof.

     4.   ACKNOWLEDGMENT AND RELEASE.

          a) In consideration of the promises and undertakings contained in this Agreement, which Poirson acknowledges exceed any payments, benefits and/or other things of value to which he might otherwise be entitled under any policy, plan, practice or procedure of the Company or pursuant to any prior agreement and/or contract with the Company, Poirson agrees, for himself, his heirs, executors, administrators

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and assigns to fully release and forever discharge the Company, including any and all of its related and affiliated entities, employees, agents, attorneys, shareholders, officers and/or directors, from any and all claims, causes of action, liabilities, demands, damages, penalties, debts, obligations, whether now known or unknown, existing, claimed to exist or which can ever arise out of or result from or in connection with Poirson's employment with or termination from the Company.

          b) Without limiting the generality of the foregoing, Poirson acknowledges that this Agreement shall operate as a complete bar to any litigation, charges, complaints, grievances or based upon or in any way related to (i) any prior employment agreements, incentive agreements or benefits or retirement plans; (ii) any property, contract or tort claims, including wrongful discharge, breach of employment contract, breach of the covenant of good faith and fair dealing, retaliation, intentional or negligent infliction of emotional distress, tortious interference with existing or prospective economic advantage, negligence, misrepresentation, breach of privacy, defamation, loss of consortium, breach of fiduciary duty, violation of public policy or any other common law claim of any kind; (iii) any violation or alleged violation of Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Consolidated Omnibus Budget Reconciliation Act, the California Fair Employment and Housing Act, the California Family Rights Act, any and all provisions of the California Labor Code, the California Unemployment Compensation Code, and the California Workers' Compensation Act; (iv) any claims for severance pay, bonus, sick leave, vacation or holiday pay, life insurance, health, disability or medical insurance or any other fringe benefit; and (v) any claim relating to or arising under any other local, state or federal statute or regulation or principle of common law (whether in contract or in tort) governing the employment of individuals, discrimination in employment and/or the payment of wages or benefits.

          c) Poirson understands that if any fact with respect to any matter covered by this Agreement is found to be other than, or different from the facts now believed by his to be true, he expressly accepts and assumes the risk of such possible difference in facts and agree that this Agreement shall be, and remain, in full force and effect notwithstanding such difference in fact. Poirson acknowledges and warrants that there are no claims or actions currently filed or pending relating to the subject matter of this Agreement.

     5. CONSULTATION. As a material provision of this Agreement, Poirson agrees, during the period of receiving Separation Payments, to make himself available, at reasonable times and on a reasonable basis to consult with Company and its several service providers, specifically including but not limited to the members of its Board of Directors and Robert Taylor, and otherwise to provide advice and professional services reasonably required in order to complete his current projects and to provide for an orderly transition of Company's management and administrative activities.

     6. GENERAL RELEASE. The release set forth above is a general release and, except as expressly provided herein, is intended to encompass all known and unknown, foreseen and unforeseen claims which either party may have against the other, including all Associated Persons up to and including the date of this Agreement. It is further understood and agreed that the parties expressly waive all rights under Section 1542 of the Civil Code of the State of California and any similar law of any state or territory of the United States. Said section provides as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

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     7.   CONFIDENTIALITY AND PROPRIETARY INFORMATION.

          a) CONFIDENTIALITY OF AGREEMENT. The parties specifically agree to keep the fact and terms of this Agreement confidential. Poirson agrees to discuss it only with his attorney, advisors, accountant and immediate family. Company agrees to discuss it only with officers, directors, or agents with a specific need to know and to specifically instruct such persons regarding the obligations of this Agreement, including but not limited to the confidentiality and non-disparagement provisions.

          b) CONFIDENTIAL AND PROPRIETARY INFORMATION. Poirson shall forever hold in strictest confidence and trust all trade secrets and confidential or proprietary information of any nature and in any form which is treated as confidential by Company and which is not generally known to the public, and will not disclose it except for legitimate Company purposes and with the Company's express written consent. For these purposes, confidential information means all business information of whatever nature regarding the Company, its employees, directors, customers and suppliers; its procedures, business methods, financial, personnel and salary information; and identities and all other information regarding or otherwise related to its customers and suppliers of goods and services, any or all of which information is not otherwise generally known to the public at large.

          c) The Parties agree that the remedy at law for any breach of the foregoing will be inadequate, and that either Party shall be entitled to seek appropriate injunctive relief in addition to any remedy at law in case of any breach of these provisions of this Section.

     8. AUTHORITY. Both Parties warrant and represent that each has the sole right and exclusive authority to execute this Agreement and Release, and that neither is restricted in so doing.

     9. COMPLETE AGREEMENT. This Agreement expresses the full and complete agreement between the parties regarding the subject matter hereof, and any modification of this Agreement shall not be effective unless it is in a writing signed by all parties to this Agreement. No party has been or is being influenced to any extent or is relying upon any representation, covenant or statement by any other person unless set forth in this Agreement.

     10. NO LIABILITY. The Parties agree and understand that the payment of monies and giving of other consideration, and the execution of this release and the agreements contained herein do not constitute nor shall be construed as an admission of any liability whatsoever by the parties thereto, or the admission of the validity of any claim made by or against either party.

     11. GOVERNING LAW. This Agreement shall be governed by the law of the State of California applicable to contracts executed and wholly performed therein.

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